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                                                                    EXHIBIT 23.1

                        CONSENT OF INDEPENDENT AUDITORS

The Board of Directors
August Technology Corporation:

     We consent to incorporation by reference in Registration Statement Nos. 333-45848 and 333-45850 on Forms S-8 of August Technology Corporation of our reports dated February 11, 2002. Such reports relate to the consolidated balance sheets of August Technology Corporation and subsidiary as of December 31, 2001 and 2000 and the related consolidated statements of operations, shareholders' equity and comprehensive income and cash flows for each of the years in the three-year period ended December 31, 2001 and the related financial statement schedule, which reports appear in the December 31, 2001 Annual Report on Form 10-K of August Technology Corporation.

                                                     /s/ KPMG LLP

Minneapolis, Minnesota
March 15, 2002